EXHIBIT 99.1

uBid.com Holdings, Inc. Announces Fourth Quarter and Full Year 2006 Financial Results

Gross profits of $3.2 million were up 63% - - Gross margins were 24% up from 14% in the third quarter - - Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and non cash compensation charge was $3,000 compared to a loss of $2.3 million in the third quarter

Chicago, IL, March 22, 2007 - uBid.com Holdings, Inc. (OTCBB: UBHI) whose uBid, Inc. subsidiary is one of the leading business-to-consumer and business-to-business online marketplaces in the U.S., today announced results for the fourth quarter and full year ended December 31, 2006.

Highlights for the fourth quarter of 2006 include:

•	Gross Merchandise Sales (GMS) in uBid’s Certified Merchant Program, a key business metric, were up 21.1% to $13.8 million compared to $11.4 million one year ago.(1)

•	Gross profit was $3.2 million or 24.4% of net revenues versus $1.9 million or 13.5% in the third quarter of fiscal 2006.

•	Net loss of $170,000 compares to a net loss of $2.7 million in third quarter 2006 and $2.6 million in fourth quarter 2005.

•
Adjusted Earnings before for Interest, Taxes, Depreciation, Amortization (EBITDA) and non-cash compensation was nominally positive versus losses in the third quarter and the fourth quarter of the prior year.(2)

•
uBid.com Certified Merchant Program (UCM) grew by 19.4% to 2,049 participating merchants at December 31, 2006 from 1,716 merchants at September 30, 2006. This also represents an increase of 226% from December 31, 2005.

•	Active Auction Participants totaled 330,000, while the number of Auction Events increased 47.0% to approximately 580,000 from 395,000 in the fourth quarter of 2005.

•	Customer registrations totaled approximately 57,000 in the fourth quarter compared to approximately 54,000 in the third quarter of 2006.

•	Total current assets at December 31, 2006 were $22.1 million, which includes $14.8 million in cash and cash equivalents.

Commenting on the results for the period, Robert H. Tomlinson Jr., CEO of uBid.com Holdings, Inc. stated, "Our fourth quarter results were driven by a conscious effort to rebalance the marketplace between uBid’s Certified Merchant Program and the Direct Channel. The period was also characterized by benefits derived from our expense control strategy which has reduced our cost structure materially from a year ago." Tomlinson added, "As we approach the remainder of 2007 we will continue to leverage our strong foundation anchored by the success of our Certified Merchant Program.”

Additional Highlights for the full year 2006 include:

•	Gross Merchandise Sales (GMS) in uBid’s Certified Merchant Program were up 32.8% to $46.2 million compared to $34.8 million in full year 2005.

•	Gross margins increased 160 basis points to 15.2% from 13.6% in 2005.

•
Net loss in 2006 was $7.6 million compared to $9.0 million in the full year of 2005. Adjusting the 2006 loss for inventory reserves of $1.1 million and year-over-year increase in stock-based compensation and severance of $ .9 million, the net loss would have decreased 39.1%. (3)

•	Overall customer order growth was 11.0% or 492,000 orders compared to approximately 444,000 orders for full year 2005.

Recent non-financial highlights include:

December 4, 2006 - uBid.com Holdings, Inc. announced the appointment of Kenneth J. Roering to its Board of Directors. Dr. Roering is currently Professor of Marketing in the Carlson School of Management at the University of Minnesota and Executive Vice President, Strategic Management, Marshall BankFirst Corp.

February 14, 2007 - uBid announced the appointment of Steven Sjoblad as Chairman of its’ Board of Directors. Steve Sjoblad brings more than thirty years of corporate strategy and marketing expertise to uBid’s Board. Sjoblad spent nineteen years building Fallon McElligott, one of the world’s preeminent advertising agencies. He was an original member of the firm and served as its president for eight years. For three years, Sjoblad ran Global Consumer Services for Fair Isaac Corporation (NYSE FIC), an $830 million creative analytics firm. Global Consumer Services is a division of the company that repurposes Fair Isaac products for the consumer marketplace, most notably through www.myFICO.com, a consumer empowerment website and through multiple distribution partners. Currently, Sjoblad is the Chairman, CEO of Captira Analytical, a software, data and analytics firm serving the criminal justice vertical market based in Albany, NY.

March 12, 2007 - uBid announced the appointment of Mary Jeffries, President & COO of Petters Group Worldwide and David Baer, Chief Legal Officer of Petters Group Worldwide to its Board of Directors. These appointments replace Stuart Romenesko and Paul Traub who tendered their resignation as Directors.

Conference Call
uBid.com Holdings, Inc. will host a conference call today to discuss fourth quarter and full year 2006 financial results at 5:00 P.M. ET. Hosting the call will be Robert H. Tomlinson Jr., President and Chief Executive Officer, and Miguel A. Martinez Jr., Vice President of Finance.

The conference call can be accessed live over the phone by dialing 1-800-811-8824, or for international callers 1-913-981-4903. A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; the conference ID is 4083129. The replay will be available until March 29, 2007. The call will be webcast live from the Company's website at www.ubid.com, under the Investor Relations section.

About uBid.com Holdings, Inc.
uBid.com Holdings, Inc. and subsidiaries (the “Company”) operate a leading on-line business- to-consumer and business-to-business marketplace that enables itself, certified merchants, manufacturers, retailers, distributors and small businesses to offer high quality excess, new, overstock, close-out, refurbished and limited supply brand name merchandise to consumer and business customers primarily located in the United States. Through the Company’s website, located at www.ubid.com, the Company offers merchandise across a wide range of product categories including but not limited to computer products, consumer electronics, apparel, housewares, watches, jewelry, travel, sporting goods, home improvement products and collectibles. The Company’s marketplace employs a combination of auction style and fixed price formats. uBid.com Holdings, Inc. is publicly traded on the NASD OTC bulletin board (UBHI).

(1)
This news release contains the non-GAAP financial measure gross merchandise sales (“GMS”). GMS represent the retail value of all sales transactions, inclusive of freight, which flow through the uBid.com platform, whether or not uBid.com is the seller of the merchandise, or records the full amount of such sales on its financial statements. We use gross merchandise sales as a metric for operating our business. We believe that investors will have a more thorough understanding of our historical revenue trends if they have visibility to GAAP net revenue as well as the non-GAAP financial measure gross merchandise sales. We believe that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP. In addition, our presentation of these measures may not be comparable to similarly titled measures other companies use.

The table below is a reconciliation of GMS to the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles.

Reconciliation of GMS to Generally Accepted Accounting Principles (GAAP)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

GMS	$26.3	$31.0	$114.3	$120.9

Cancellations	(2.9)	(2.9)	(9.3)	(11.0)

Backlog	(0.7)	(0.7)	(0.7)	(0.7)

GAAP Entry	(9.3)	(7.6)	(34.3)	(20.9)

Returns	(0.4)	(0.5)	(3.4)	(3.7)

Net Sales	$13.0	$19.3	$66.6	$84.6

GMS	Total revenue in auctions closed and Business to Business transactions
Cancellations	Auctions that will not be shipped because the orders failed and fraud check
Backlog	Auctions & orders pending review in credit & approved orders at warehouse pending shipment
GAAP Entry	Entry required to eliminate sales under revenue sharing and commission arrangements under generally accepted accounting principles
Returns	Credits issued to customers for return products and customer satisfaction and related reserves

(2)	Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization adjusted for stock based compensation, a non-cash item.

Reconciliation of EBITDA
(Dollars in Millions)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Net Loss	$(0.2)	$(2.6)	$(7.6)	$(9.0)

Interest (Income) Expense	(0.1)	1.0	(0.3)	2.5

Depreciation & Amortization	0.2	0.1	0.4	0.2

EBITDA	(0.1)	(1.5)	(7.5)	(6.3)

Stock Based Compensation	0.1	-	0.7	-

Adjusted EBITDA (2)	-	$(1.5)	$(6.8)	$(6.3)

(3)	Net loss adjusted for impact of inventory markdowns, severance and for stock based compensation, a non-cash item.

Reconciliation of Net Loss
(Dollars in Millions)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Net Loss	$(0.2)	$(2.6)	$(7.6)	$(9.0)

Inventory Markdowns	-	-	1.4	0.3

Severance	-	-	0.2	-

Stock Based Compensation	0.1	-	0.7	-

Adjusted Net Loss (3)	$(0.1)	$(2.6)	$(5.3)	$(8.7)

Included in this press release is our unaudited Consolidated Balance Sheet and Consolidated Statement of Operations for the year ended December 31, 2006.

uBid.com Holdings, Inc and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands, except par value data)
(unaudited)

	Twelve Months Ended December 31,
	2006	2005

Assets
Current Assets
Cash and cash equivalents	$14,785	$21,176
Restricted investments	214	7,003
Accounts receivable, less allowance for doubtfull accounts of $215 and $60, respectively	1,810	1,306
Merchandise inventories	4,054	5,989
Prepaid expenses and other current assets	1,189	646

Total Current Assets	22,052	36,120

Property and Equipment, net	924	524
Purchased Intangible Assets	602	-

Total Assets	23,578	36,644
Liabilities and Shareholders' Equity
Current Liabilities
Flooring facility	152	1,612
Accounts payable	2,239	4,456
Accrued expenses:
Advertising	428	397
Merger and offering costs	-	2,000
Other	1,024	1,187
Current maturities of long-term debt	-	410

Total Current Liabilities	3,843	10,062

Redeemable Common Stock, $.001 par value (2,666,668 shares issued and outstanding in 2005)	-	12,000
Shareholders' Equity
Common stock, $.001 par value (200,000,000 shares authorized;
20,333,333 and 19,399,334 issued, respectively)	20	17
Stock warrants	8,086	6,322
Additional paid-in-capital	36,848	25,907
Accumulated deficit	(25,219)	(17,664)

Total Shareholders' Equity	19,735	14,582

Total Liabilities and Shareholders' Equity	23,578	36,644

uBid.com Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
(Dollars in Thousands, except for per share data)
(unaudited)

	For the Three Months Ended December 31,		For the Twelve MonthsEnded December 31,
	2006	2005	2006	2005

Net Revenues	$13,007	$19,295	$66,559	$84,592

Cost of Revenues	9,836	16,306	56,421	73,062

Gross Profit	3,171	2,989	10,138	11,530

Operating Expenses:
General and Administrative	2,535	3,186	12,973	13,045
Sales and Marketing	865	1,339	4,987	4,996

Total Operating Expenses	3,400	4,525	17,960	18,041

Loss From Operations	(229)	(1,536)	(7,822)	(6,511)

Other Income (Expense):
Interest Expense	(109)	(1,344)	(375)	(2,925)
Interest Income	168	40	642	124
Miscellaneous Income	-	263	-	263
Total Other Expense, Net	59	(1,041)	267	(2,538)

Net Loss	(170)	(2,577)	(7,555)	(9,049)

Preferred Stock and Other Deemed Dividends	-	(1,171)	-	(1,216)

Net Loss Available to Common Shareholders	$(170)	$(3,748)	$(7,555)	$(10,265)

Net Loss per share - Basic and Diluted	$(0.01)	$(1.26)	$(0.37)	$(3.88)

Weighted Average Shares - Basic and Diluted	20,260,689	2,974,603	20,260,689	2,643,936

SEC Filings and Forward-Looking Statements
Additional information about uBid.com Holdings, Inc. is available in the company's annual report on Form 10- K as amended, filed with the Securities and Exchange Commission. Certain statements made in this release are forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of uBid.com Holdings, Inc. and the industries and markets in which uBid.com Holdings, Inc. operates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect the forward looking statement identified above and uBid.com Holdings, Inc.'s business, financial condition and operating results generally include the effects of adverse changes in the economy, reductions in consumer spending, declines in the financial markets and the industries in which uBid.com Holdings, Inc. and its partners operate, adverse changes affecting the Internet and e-commerce, the ability of uBid.com Holdings, Inc. to develop and maintain relationships with strategic partners and suppliers and the timing of its establishment or extension of its relationships with strategic partners, the ability of uBid.com Holdings, Inc. to timely and successfully develop, maintain and protect its technology and product and service offerings and execute operationally, the ability of uBid.com Holdings, Inc. to attract and retain qualified personnel, the ability of uBid.com Holdings, Inc. to successfully integrate its acquisitions of other businesses, if any, and the performance of acquired businesses. uBid.com Holdings, Inc. expressly disclaims any intent or obligation to update these forward-looking statements, except as otherwise specifically stated by uBid.com Holdings, Inc.

Contact:
Miguel Martinez
Tel: 773-272-5000